Exhibit 21.1

FIRST ACCEPTANCE CORPORATION 10-K

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

SCHEDULE I. FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)

(in thousands)

	December 31,
	2013	2012
Balance Sheets
Assets:
Investment in subsidiaries, at equity in net assets	$108,356	$108,663
Cash and cash equivalents	8,578	3,344
Other assets	2,262	2,361

	$119,196	$114,368

Liabilities:
Debentures payable	$40,301	$40,261
Other liabilities	1,963	1,315
Stockholders’ equity	76,932	72,792

	$119,196	$114,368

	Year Ended December 31,		Six Months Ended December 31,	Year Ended June 30,
	2013	2012	2011	2011
Statements of Operations
Investment income	$52	$93	$65	$116
Equity in income (loss) of subsidiaries, net of tax	11,657	(6,830)	(27,074)	(49,926)
Expenses	(2,529)	(2,303)	(2,428)	(6,005)

Income (loss) before income taxes	9,180	(9,040)	(29,437)	(55,815)
Provision (benefit) for income taxes	—	—	—	965

Net income (loss)	$9,180	$(9,040)	$(29,437)	$(56,780)

	Year Ended December 31,		Six Months Ended December 31,	Year Ended June 30,
	2013	2012	2011	2011
Statements of Cash Flows
Cash flows from operating activities:
Net income (loss)	$9,180	$(9,040)	$(29,437)	$(56,780)
Equity in loss (income) of subsidiaries, net of tax	(11,657)	6,830	27,074	49,926
Stock-based compensation	243	604	171	998
Deferred income taxes	(2)	1	2	(98)
Other	(4)	(6)	8	(108)
Change in assets and liabilities	790	792	(764)	1,069

Net cash used in operating activities	(1,450)	(819)	(2,946)	(4,993)

Cash flows from investing activities:
Dividends from subsidiary	6,635	5,150	10,684	7,079
Maturities of investments, available for sale	—	3,518	—	—
Improvements to foreclosed real estate	(2)	(2)	(2)	(2)
Investment in subsidiary	—	(13,000)	—	—

Net cash provided by (used in) investing activities	6,633	(4,334)	10,682	7,077

Cash flows from financing activities:
Purchases of treasury stock	—	—	(10,988)	—
Net proceeds from issuance of common stock	51	52	23	56

Net cash provided by (used in) financing activities	51	52	(10,965)	56

Net change in cash and cash equivalents	5,234	(5,101)	(3,229)	2,140
Cash and cash equivalents, beginning of period	3,344	8,445	11,674	9,534

Cash and cash equivalents, end of period	$8,578	$3,344	$8,445	$11,674